Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

GATX CORPORATION REPORTS 2025 THIRD-QUARTER RESULTS
•Company reiterates 2025 full-year earnings guidance of $8.50–$8.90 per diluted share
•Rail North America’s fleet utilization remains strong
•Performance across aircraft spare engine leasing portfolios remains robust
•Investment volume was $361.7 million in the third quarter and totaled $877.0 million year to date

CHICAGO, October 21, 2025—GATX Corporation (NYSE: GATX) today reported 2025 third-quarter net income of $82.2 million, or $2.25 per diluted share, compared to net income of $89.0 million, or $2.43 per diluted share, in the third quarter of 2024. The 2025 third-quarter results include a net positive impact of $5.3 million, or $0.15 per diluted share, from Tax Adjustments and Other Items. The 2024 third-quarter results include a net negative impact of $2.5 million, or $0.07 per diluted share, from Tax Adjustments and Other Items.

Net income for the first nine months of 2025 was $236.3 million, or $6.46 per diluted share, compared to $207.7 million, or $5.68 per diluted share, in the prior year period. The 2025 year-to-date results include a net positive impact of $5.3 million, or $0.15 per diluted share, from Tax Adjustments and Other Items. The 2024 year-to-date results include a net negative impact of $9.9 million, or $0.27 per diluted share, from Tax Adjustments and Other Items. Details related to these items are provided in the attached Supplemental Information under Tax Adjustments and Other Items.

"Conditions across our global markets remain largely consistent with our original expectations," said Robert C. Lyons, president and chief executive officer of GATX. "At Rail North America, demand for most car types remains stable despite ongoing macroeconomic uncertainty. Fleet utilization was 98.9% at quarter end, and the renewal success rate reached 87.1% for the third quarter. The renewal lease rate change of GATX’s Lease Price Index was positive 22.8% with an average renewal term of 60 months. These results reflect our commercial team's ongoing success in raising renewal lease rates and extending terms, enabling us to lock in high-quality, long-term committed cash flow. In addition, the secondary market in North America remains very strong, and we generated over $16 million in remarketing income this quarter.

"At GATX Rail Europe, fleet utilization ended the quarter at 93.7%, reflecting ongoing macroeconomic headwinds, including weak GDP results and expectations. This uncertain environment continues to cause some customers to take a cautionary approach to rail fleet planning, thereby tempering demand across certain car types. Despite these conditions, we saw increases in renewal lease rates for the majority of car types compared to expiring rates. Last month, GATX Rail Europe announced an agreement to acquire approximately 6,000 railcars through a sale-leaseback transaction with DB Cargo AG, one of Europe’s largest rail freight operating companies. This acquisition further expands and diversifies our portfolio and enhances our industry-leading railcar leasing platform in Europe. In India, demand for railcars remains very strong. GATX Rail India's fleet utilization was 100.0% at quarter end, and we continued to take delivery of new railcars to meet customer demand.

"Engine Leasing delivered strong third-quarter results, driven by excellent performance across both our Rolls-Royce and Partners Finance affiliates and wholly owned portfolios. Robust global passenger air travel continues to drive strong demand for aircraft spare engines. During the quarter, we identified attractive opportunities to invest in engines─both directly and through the RRPF affiliates. The RRPF affiliates have invested over $1.0 billion year to date, and in the third quarter, we invested approximately $147 million to acquire seven engines for our wholly owned portfolio."

Mr. Lyons added, "Regarding the previously announced acquisition of Wells Fargo's rail operating lease assets, we remain on track to close the transaction in the first quarter of 2026 or sooner. Key regulatory periods have passed without comment from the U.S. Department of Justice and the European Commission, and we have received a positive response from the Canadian Commissioner of Competition. The transaction remains subject to other customary closing conditions, including clearance from the Mexican National Antitrust Commission and CFIUS, both of which are progressing. All parties to the transaction continue to work collaboratively to bring the transaction to closure."

Mr. Lyons concluded, "Based on current market conditions and our year-to-date performance, we continue to expect 2025 full-year earnings to be in the range of $8.50–$8.90 per diluted share. This guidance excludes the impact of Tax Adjustments and Other Items."

RAIL NORTH AMERICA
Rail North America reported segment profit of $70.7 million in the third quarter of 2025, compared to $102.4 million in the third quarter of 2024. Year to date 2025, Rail North America reported segment profit of $256.1 million, compared to $271.5 million in the same period of 2024. Lower 2025 third-quarter and year-to-date segment profit was driven by lower gains on asset dispositions and higher interest and maintenance expenses, partly offset by higher revenue.

As of September 30, 2025, Rail North America’s wholly owned fleet was composed of approximately 109,000 cars, including approximately 7,500 boxcars. The following fleet statistics and performance discussion exclude the boxcar fleet.

Fleet utilization was 98.9% at the end of the third quarter of 2025, compared to 99.2% at the end of the prior quarter and 99.3% at the end of the third quarter of 2024. During the third quarter of 2025, the renewal lease rate change of the Lease Price Index (LPI) was positive 22.8%, compared to 24.2% in the prior quarter and 26.6% in the third quarter of 2024. The average lease renewal term for all cars included in the LPI during the third quarter of 2025 was 60 months, compared to 60 months in the prior quarter and 59 months in the third quarter of 2024. The 2025 third-quarter renewal success rate was 87.1%, compared to 84.2% in the prior quarter and 82.0% in the third quarter of 2024. Rail North America’s investment volume during the third quarter of 2025 was $142.6 million.

Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided in the attached Supplemental Information under Rail North America Statistics.

RAIL INTERNATIONAL
Rail International’s segment profit was $34.4 million in the third quarter of 2025, compared to $33.9 million in the third quarter of 2024. Year to date 2025, Rail International reported segment profit of $92.3 million, compared to $89.2 million in the same period of 2024. Higher 2025 third-quarter and year-to-date segment profit was driven by more railcars on lease.

As of September 30, 2025, GATX Rail Europe’s (GRE) fleet consisted of approximately 30,600 cars. Fleet utilization was 93.7%, compared to 93.3% at the end of the prior quarter and 95.9% at the end of the third quarter of 2024.

As of September 30, 2025, Rail India's fleet consisted of over 11,700 railcars. Fleet utilization was 100.0%, compared to 99.6% at the end of the prior quarter and 100.0% at the end of the third quarter of 2024.

Additional fleet statistics for GRE and Rail India are provided on the last page of this press release.

ENGINE LEASING
Engine Leasing reported segment profit of $60.4 million in the third quarter of 2025, compared to segment profit of $37.5 million in the third quarter of 2024. Year to date 2025, segment profit was $126.3 million, compared to segment profit of $81.6 million in the same period of 2024.

2025 third-quarter and year-to-date results include a net positive impact of $10.9 million ($8.2 million after tax) from Tax Adjustments and Other Items. 2024 year-to-date results include a net positive impact of $0.6 million from Tax Adjustments and Other Items. Additional details are provided in the attached Supplemental Information under Tax Adjustments and Other Items.

Excluding these impacts, higher 2025 third-quarter and year-to-date segment profit was driven by strong operating performance at the Rolls-Royce and Partners Finance (RRPF) affiliates and increased earnings from GATX Engine Leasing, our wholly owned portfolio, due to more engines under ownership.

COMPANY DESCRIPTION
At GATX Corporation (NYSE:GATX), we empower our customers to propel the world forward. GATX leases transportation assets including railcars, aircraft spare engines and tank containers to customers worldwide. Our mission is to provide innovative, unparalleled service that enables our customers to transport what matters safely and sustainably while championing the well-being of our employees and communities. Headquartered in Chicago, Illinois since its founding in 1898, GATX has paid a quarterly dividend, uninterrupted, since 1919.

TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss its 2025 third-quarter results. Call details are as follows:

Tuesday, October 21, 2025
11 a.m. Eastern Time
Domestic Dial-In: 1-800-715-9871
International Dial-In: 1-646-307-1963
Replay: 1-800-770-2030 (Domestic) or 1-609-800-9909 (International) / Access Code: 9174611

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. A replay will be available on the same site starting at 2 p.m. (Eastern Time), October 21, 2025.

AVAILABILITY OF INFORMATION ON GATX'S WEBSITE
Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investor Relations” tab.

FORWARD-LOOKING STATEMENTS

Statements in this Earnings Release not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “continue,” “likely,” “will,” “would”, and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

The following factors, in addition to those discussed in our press releases and filings with the U.S. Securities and Exchange Commission, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•a significant decline in customer demand for our transportation assets or services, including as a result of:
◦prolonged inflation or deflation
◦high interest rates
◦weak macroeconomic conditions and the impact of global trade disruptions on us and our customers, including the impact of tariffs on inflation, supply chains and consumer sentiment
◦weak market conditions in our customers' businesses
◦adverse changes in the price of, or demand for, commodities
◦changes in railroad operations, efficiency, pricing and service offerings, including those related to "precision scheduled railroading" or labor strikes or shortages
◦changes in, or disruptions to, supply chains
◦availability of pipelines, trucks, and other alternative modes of transportation
◦changes in conditions affecting the aviation industry, including global conflicts, geographic exposure and customer concentrations
◦customers' desire to buy, rather than lease, our transportation assets
◦other operational or commercial needs or decisions of our customers
•inability to maintain our transportation assets on lease at satisfactory rates and term length due to reduced demand or oversupply of transportation assets in the market or other changes in supply and demand
•competitive factors in our primary markets, including existing or new competitors with significantly greater financial resources, higher credit ratings or lower costs of capital
•higher costs associated with increased assignments of our transportation assets following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives
•events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure
•financial and operational risks associated with long-term purchase commitments for transportation assets
•reduced opportunities to generate asset remarketing income
•inability to successfully consummate and manage ongoing acquisition and divestiture activities, including the acquisition of approximately 105,000 railcars from Wells Fargo

•reliance on Rolls-Royce in connection with our aircraft spare engine leasing businesses, and the risks that certain factors that adversely affect Rolls-Royce could have an adverse effect on our businesses
•potential obsolescence of our assets
•risks related to our international operations and expansion into new geographic markets, including laws, regulations, tariffs, taxes, treaties or trade barriers affecting our activities in the countries where we do business
•failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees
•inability to attract, retain, and motivate qualified personnel, including key management personnel
•inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of our business
•exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving transportation assets
•changes in, or failure to comply with, laws, rules, and regulations
•environmental liabilities and remediation costs
•operational, functional and regulatory risks associated with climate matters, severe weather events and natural disasters
•U.S. and global political conditions and the impact of increased geopolitical tension and wars on domestic and global economic conditions in general, including supply chain challenges and disruptions
•prolonged inflation or deflation
•fluctuations in foreign exchange rates
•deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs
•inability to obtain cost-effective insurance
•changes in assumptions, increases in funding requirements or investment losses in our pension and post-retirement plans
•inadequate allowances to cover credit losses in our portfolio
•asset impairment charges we may be required to recognize
•inability to maintain effective internal control over financial reporting and disclosure controls and procedures
•the occurrence of a widespread health crisis and the impact of measures taken in response

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Shari Hellerman
Senior Director, Investor Relations and Corporate Communications
312-621-4285
shari.hellerman@gatx.com

(10/21/2025)

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Revenues
Lease revenue	$377.1	$351.7	$1,105.5	$1,024.6
Non-dedicated engine revenue	22.5	18.1	64.5	45.0
Other revenue	39.7	35.6	121.4	102.4
Total Revenues	439.3	405.4	1,291.4	1,172.0
Expenses
Maintenance expense	112.5	95.9	320.5	283.9
Depreciation expense	109.5	103.4	320.0	297.9
Operating lease expense	7.1	8.0	21.8	26.0
Other operating expense	16.8	14.1	49.3	41.5
Selling, general and administrative expense	66.2	57.2	181.0	171.7
Total Expenses	312.1	278.6	892.6	821.0
Other Income (Expense)
Net gain on asset dispositions	23.1	48.5	97.0	110.3
Interest expense, net	(98.2)	(88.9)	(289.3)	(249.5)
Other income (expense)	6.5	(0.9)	2.7	(10.9)
Income before Income Taxes and Share of Affiliates’ Earnings	58.6	85.5	209.2	200.9
Income taxes	(16.4)	(22.9)	(54.0)	(51.9)
Share of affiliates’ earnings, net of taxes	40.0	26.4	81.1	58.7
Net Income	$82.2	$89.0	$236.3	$207.7

Share Data
Basic earnings per share	$2.25	$2.44	$6.47	$5.70
Average number of common shares	35.9	35.8	35.9	35.8

Diluted earnings per share	$2.25	$2.43	$6.46	$5.68
Average number of common shares and common share equivalents	36.0	35.9	36.0	35.9

Dividends declared per common share	$0.61	$0.58	$1.83	$1.74

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30	December 31
	2025	2024
Assets
Cash and Cash Equivalents	$696.1	$401.6
Restricted Cash	0.3	0.2
Receivables
Rent and other receivables	103.9	86.5
Finance leases (as lessor)	117.4	118.3
Less: allowance for losses	(5.9)	(5.7)
	215.4	199.1

Operating Assets and Facilities	15,264.4	14,330.6
Less: allowance for depreciation	(4,184.7)	(3,880.9)
	11,079.7	10,449.7
Lease Assets (as lessee)
Right-of-use assets, net of accumulated depreciation	143.8	165.4

Investments in Affiliated Companies	746.1	663.3
Goodwill	126.1	114.1
Other Assets	298.3	303.1
Total Assets	$13,305.8	$12,296.5

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$239.6	$217.1
Debt
Borrowings under bank credit facilities	117.3	10.4
Recourse debt	8,751.3	8,215.3
	8,868.6	8,225.7
Lease Obligations (as lessee)
Operating leases	160.7	180.0

Deferred Income Taxes	1,192.4	1,127.3
Other Liabilities	125.6	107.5
Total Liabilities	10,586.9	9,857.6
Total Shareholders’ Equity	2,718.9	2,438.9
Total Liabilities and Shareholders’ Equity	$13,305.8	$12,296.5

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended September 30, 2025
(In millions)

	Rail North America	Rail International	Engine Leasing	Other	GATX Consolidated
Revenues
Lease revenue	$264.1	$94.2	$10.4	$8.4	$377.1
Non-dedicated engine revenue	—	—	22.5	—	22.5
Other revenue	32.4	5.2	—	2.1	39.7
Total Revenues	296.5	99.4	32.9	10.5	439.3
Expenses
Maintenance expense	93.1	18.1	—	1.3	112.5
Depreciation expense	72.1	23.0	10.3	4.1	109.5
Operating lease expense	7.1	—	—	—	7.1
Other operating expense	8.2	4.8	2.9	0.9	16.8
Total Expenses	180.5	45.9	13.2	6.3	245.9
Other Income (Expense)
Net gain on asset dispositions	21.3	1.8	—	—	23.1
Interest (expense) income, net	(64.9)	(20.7)	(12.7)	0.1	(98.2)
Other (expense) income	(1.6)	(0.2)	—	8.3	6.5
Share of affiliates' pre-tax (losses) earnings	(0.1)	—	53.4	—	53.3
Segment profit	$70.7	$34.4	$60.4	$12.6	$178.1
Less:
Selling, general and administrative expense					66.2
Income taxes (includes $13.3 related to affiliates' earnings)					29.7
Net income					$82.2

Selected Data:
Investment volume	$142.6	$66.1	$147.1	$5.9	$361.7

Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$16.4	$0.8	$—	$—	$17.2
Residual sharing income	0.1	—	—	—	0.1
Non-remarketing net gains (1)	4.8	1.0	—	—	5.8
	$21.3	$1.8	$—	$—	$23.1
_________
(1) Includes net gains from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended September 30, 2024
(In millions)

	Rail North America	Rail International	Engine Leasing	Other	GATX Consolidated
Revenues
Lease revenue	$249.2	$86.3	$8.1	$8.1	$351.7
Non-dedicated engine revenue	—	—	18.1	—	18.1
Other revenue	29.3	4.3	—	2.0	35.6
Total Revenues	278.5	90.6	26.2	10.1	405.4
Expenses
Maintenance expense	77.7	17.0	—	1.2	95.9
Depreciation expense	69.2	20.3	10.1	3.8	103.4
Operating lease expense	8.0	—	—	—	8.0
Other operating expense	7.0	3.7	2.6	0.8	14.1
Total Expenses	161.9	41.0	12.7	5.8	221.4
Other Income (Expense)
Net gain on asset dispositions	46.7	1.7	—	0.1	48.5
Interest (expense) income, net	(60.2)	(18.5)	(11.3)	1.1	(88.9)
Other (expense) income	(0.8)	1.1	0.1	(1.3)	(0.9)
Share of affiliates' pre-tax earnings	0.1	—	35.2	—	35.3
Segment profit	$102.4	$33.9	$37.5	$4.2	$178.0
Less:
Selling, general and administrative expense					57.2
Income taxes (includes $8.9 related to affiliates' earnings)					31.8
Net income					$89.0

Selected Data:
Investment volume	$325.9	$80.6	$94.8	$3.2	$504.5

Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$43.6	$1.2	$—	$0.1	$44.9
Residual sharing income	0.1	—	—	—	0.1
Non-remarketing net gains (1)	3.0	0.5	—	—	3.5
	$46.7	$1.7	$—	$0.1	$48.5
__________
(1) Includes net gains from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Nine Months Ended September 30, 2025
(In millions)

	Rail North America	Rail International	Engine Leasing	Other	GATX Consolidated
Revenues
Lease revenue	$786.9	$267.4	$26.6	$24.6	$1,105.5
Non-dedicated engine revenue	—	—	64.5	—	64.5
Other revenue	98.6	16.3	—	6.5	121.4
Total Revenues	885.5	283.7	91.1	31.1	1,291.4
Expenses
Maintenance expense	261.1	55.5	—	3.9	320.5
Depreciation expense	214.2	64.8	29.2	11.8	320.0
Operating lease expense	21.8	—	—	—	21.8
Other operating expense	23.5	14.3	8.6	2.9	49.3
Total Expenses	520.6	134.6	37.8	18.6	711.6
Other Income (Expense)
Net gain on asset dispositions	92.5	4.5	—	—	97.0
Interest (expense) income, net	(194.0)	(59.8)	(36.5)	1.0	(289.3)
Other (expense) income	(7.1)	(1.5)	0.1	11.2	2.7
Share of affiliates' pre-tax (losses) earnings	(0.2)	—	109.4	—	109.2
Segment profit	$256.1	$92.3	$126.3	$24.7	$499.4
Less:
Selling, general and administrative expense					181.0
Income taxes (includes $28.1 related to affiliates' earnings)					82.1
Net income					$236.3

Selected Data:
Investment volume	$502.5	$209.9	$147.1	$17.5	$877.0

Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$81.0	$1.4	$—	$—	$82.4
Residual sharing income	0.4	—	—	—	0.4
Non-remarketing net gains (1)	14.7	3.1	—	—	17.8
Asset impairments	(3.6)	—	—	—	(3.6)
	$92.5	$4.5	$—	$—	$97.0
_________
(1) Includes net gains from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Nine Months Ended September 30, 2024
(In millions)

	Rail North America	Rail International	Engine Leasing	Other	GATX Consolidated
Revenues
Lease revenue	$727.8	$248.9	$24.3	$23.6	$1,024.6
Non-dedicated engine revenue	—	—	45.0	—	45.0
Other revenue	86.1	10.6	—	5.7	102.4
Total Revenues	813.9	259.5	69.3	29.3	1,172.0
Expenses
Maintenance expense	228.0	52.7	—	3.2	283.9
Depreciation expense	201.1	58.6	27.1	11.1	297.9
Operating lease expense	26.0	—	—	—	26.0
Other operating expense	20.1	10.8	7.0	3.6	41.5
Total Expenses	475.2	122.1	34.1	17.9	649.3
Other Income (Expense)
Net gain on asset dispositions	105.8	3.7	0.6	0.2	110.3
Interest (expense) income, net	(169.9)	(52.7)	(30.3)	3.4	(249.5)
Other (expense) income	(3.2)	0.8	0.3	(8.8)	(10.9)
Share of affiliates' pre-tax earnings	0.1	—	75.8	—	75.9
Segment profit	$271.5	$89.2	$81.6	$6.2	$448.5
Less:
Selling, general and administrative expense					171.7
Income taxes (includes $17.2 related to affiliates' earnings)					69.1
Net income					$207.7

Selected Data:
Investment volume	$955.7	$190.1	$166.1	$13.2	$1,325.1

Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$96.3	$1.3	$0.6	$0.2	$98.4
Residual sharing income	0.3	—	—	—	0.3
Non-remarketing net gains (1)	9.2	2.4	—	—	11.6
	$105.8	$3.7	$0.6	$0.2	$110.3
_________
(1) Includes net gains from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)

Impact of Tax Adjustments and Other Items on Net Income(1)

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Net income (GAAP)	$82.2	$89.0	$236.3	$207.7
Adjustments attributable to consolidated pre-tax income:
Acquisition-related expenses (2)	$3.8	$—	$3.8	$—
Litigation claims settlements (3)	—	3.3	—	3.3
Environmental reserves (4)	—	—	—	10.7
Net gain on Specialized Gas Vessels at Engine Leasing (5)	—	—	—	(0.6)
Total adjustments attributable to consolidated pre-tax income	$3.8	$3.3	$3.8	$13.4
Income taxes thereon, based on applicable effective tax rate	(0.9)	(0.8)	(0.9)	(3.5)
Adjustments attributable to affiliates' earnings, net of taxes:
Insurance proceeds (6)	(8.2)	—	(8.2)	—
Total adjustments attributable to affiliates' earnings, net of taxes	$(8.2)	$—	$(8.2)	$—
Net income, excluding tax adjustments and other items (non-GAAP)	$76.9	$91.5	$231.0	$217.6

Impact of Tax Adjustments and Other Items on Diluted Earnings per Share(1)

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Diluted earnings per share (GAAP)	$2.25	$2.43	$6.46	$5.68
Diluted earnings per share, excluding tax adjustments and other items (non-GAAP)	$2.10	$2.50	$6.31	$5.95

_________
(1) In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components. Specifically, we exclude the effects of certain tax adjustments and other items for purposes of presenting net income and diluted earnings per share because we believe these items are not attributable to our business operations. Management utilizes net income, excluding tax adjustments and other items, when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.
(2) Non-recurring expenses associated with the potential acquisition of Wells Fargo's rail assets.
(3) Expenses recorded for the settlement of litigation claims arising out of legacy business operations.
(4) Reserves recorded for our share of anticipated environmental remediation costs arising out of prior operations and legacy businesses.
(5) In 2022, we made the decision to sell the Specialized Gas Vessels. We have recorded gains and losses associated with the subsequent impairments and sales of these assets. As of December 31, 2023, all vessels had been sold.
(6) Insurance recoveries related to aircraft spare engines at RRPF for which it had previously recorded impairment losses.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)
(Continued)

	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Total Assets, Excluding Cash, by Segment
Rail North America	$7,865.3	$7,886.8	$7,888.3	$7,741.1	$7,643.7
Rail International	2,522.9	2,514.9	2,304.3	2,169.0	2,298.6
Engine Leasing	1,805.9	1,626.5	1,619.8	1,603.9	1,544.7
Other	415.3	416.8	396.3	380.7	389.1
Total Assets, excluding cash	$12,609.4	$12,445.0	$12,208.7	$11,894.7	$11,876.1
Debt and Lease Obligations, Net of Unrestricted Cash
Unrestricted cash	$(696.1)	$(754.6)	$(757.2)	$(401.6)	$(503.7)
Borrowings under bank credit facilities	117.3	106.1	101.5	10.4	11.1
Recourse debt	8,751.3	8,741.3	8,653.1	8,215.3	8,293.5
Operating lease obligations	160.7	168.4	174.4	180.0	187.5
Total debt and lease obligations, net of unrestricted cash	$8,333.2	$8,261.2	$8,171.8	$8,004.1	$7,988.4
Total recourse debt (1)	$8,333.2	$8,261.2	$8,171.8	$8,004.1	$7,988.4
Shareholders’ Equity	$2,718.9	$2,669.7	$2,549.4	$2,438.9	$2,436.7
Recourse Leverage (2)	3.1	3.1	3.2	3.3	3.3
 _________
(1) Includes recourse debt, borrowings under bank credit facilities, and operating lease obligations, net of unrestricted cash.
(2) Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets, Excluding Cash
Total Assets	$13,305.8	$13,200.2	$12,966.3	$12,296.5	$12,379.9
Less: cash	(696.4)	(755.2)	(757.6)	(401.8)	(503.8)
Total Assets, excluding cash	$12,609.4	$12,445.0	$12,208.7	$11,894.7	$11,876.1

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	22.8%	24.2%	24.5%	26.7%	26.6%
Average renewal term (months)	60	60	61	60	59
Renewal Success Rate (2)	87.1%	84.2%	85.1%	89.1%	82.0%
Fleet Rollforward (3)
Beginning balance	102,317	103,310	102,966	102,697	102,086
Railcars added	366	595	1,464	1,126	1,474
Railcars scrapped	(478)	(614)	(316)	(309)	(360)
Railcars sold	(917)	(974)	(804)	(548)	(503)
Ending balance	101,288	102,317	103,310	102,966	102,697
Utilization	98.9%	99.2%	99.2%	99.1%	99.3%
Average active railcars	100,896	102,073	102,367	102,150	101,629
Boxcar Fleet Rollforward
Beginning balance	7,621	7,990	8,395	8,779	8,990
Railcars added	172	27	—	—	—
Railcars scrapped	(285)	(396)	(405)	(349)	(211)
Railcars sold	(30)	—	—	(35)	—
Ending balance	7,478	7,621	7,990	8,395	8,779
Utilization	96.9%	98.7%	99.8%	99.8%	99.8%
Average active railcars	7,391	7,773	8,163	8,552	8,848
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (4)	n/a (7)	77.8%	77.6%	77.6%	77.5%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (5)	2.1%	2.4%	0.1%	(2.9)%	(3.3)%
Year-over-year Change in U.S. Carloadings (chemical) (5)	1.5%	1.6%	2.0%	4.1%	4.2%
Year-over-year Change in U.S. Carloadings (petroleum) (5)	(1.2)%	(0.9)%	1.9%	9.6%	10.4%
Production Backlog at Railcar Manufacturers (6)	n/a (7)	29,871	31,548	34,273	39,652
_________
(1) GATX's Lease Price Index (LPI) is an internally-generated business indicator that measures renewal activity for our North American railcar fleet, excluding boxcars. The LPI calculation includes all renewal activity based on a 12-month trailing average, and the renewals are weighted by the count of all renewals over the 12-month period. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate. The average renewal lease term is reported in months and reflects the average renewal lease term in the LPI.
(2) The renewal success rate represents the percentage of railcars on expiring leases that were renewed with the existing lessee. The renewal success rate is an important metric because railcars returned by our customers may remain idle or incur additional maintenance and freight costs prior to being leased to new customers.
(3) Excludes boxcar fleet.
(4) As reported and revised by the Federal Reserve.
(5) As reported by the Association of American Railroads (AAR).
(6) As reported by the Railway Supply Institute (RSI).
(7) Not available, not published as of the date of this release.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Rail Europe Statistics
Fleet Rollforward
Beginning balance	30,492	30,223	30,027	29,953	29,649
Railcars added	328	579	446	196	410
Railcars scrapped or sold	(248)	(310)	(250)	(122)	(106)
Ending balance	30,572	30,492	30,223	30,027	29,953
Utilization	93.7%	93.3%	95.1%	96.1%	95.9%
Average active railcars	28,592	28,572	28,823	28,812	28,626

Rail India Statistics
Fleet Rollforward
Beginning balance	11,112	10,895	10,583	10,361	9,904
Railcars added	600	217	312	222	457
Railcars scrapped or sold	—	—	—	—	—
Ending balance	11,712	11,112	10,895	10,583	10,361
Utilization	100.0%	99.6%	99.6%	100.0%	100.0%
Average active railcars	11,363	10,945	10,711	10,460	10,165